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                                  EXHIBIT 11.1

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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
                                                             Three Months              Six Months
                                                               Ended                      Ended
                                                              June 30,                  June 30,
                                                        --------------------      ---------------------
                                                           1996       1997           1996        1997
                                                        ---------   --------      ----------   --------
                                                           (in thousands, except per share data)
PRIMARY EARNINGS PER SHARE

Net income .......................................      $    255    $  4,278      $   2,742     $ 5,918
                                                        ========    ========      =========   =========

Shares:
   Weighted average number of common shares
    outstanding ..................................         9,683      14,268          9,702      13,534

   Add-Dilutive  effect of outstanding options and
     redeemable  warrants  (as  determined  by the
     application of the treasury stock method) ...           183         435            163         413
                                                         -------     -------      ---------   ---------

   Weighted average     number  of  common  shares
     outstanding, as adjusted ....................         9,866    $ 14,703          9,865      13,947
                                                        ========    ========      =========   =========

Net income per share:  Primary ...................      $   0.03    $   0.29      $    0.28   $    0.42
                                                        ========    ========      =========   =========

FULLY DILUTED EARNINGS PER SHARE

Net income .......................................      $    255    $  4,278      $   2,742   $  5, 918
                                                        ========    ========      =========   =========

Shares:
   Weighted average number of common shares
     outstanding ..................................        9,683      14,268          9,732      13,534

   Add-Dilutive  effect of outstanding options and
     redeemable  warrants  (as  determined  by the
     application of the treasury stock method) ...           183         492            181         492
                                                        --------    --------      ---------   ---------
   Weighted average number of common shares
     outstanding, as adjusted ....................         9,866      14,760          9,913      14,026
                                                        ========    ========      =========   =========

Net income per share:  Fully Diluted .............      $   0.03    $   0.29      $    0.28   $    0.42
                                                        ========    ========      =========   =========

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